Exhibit 99.4

GOLD BASIN RESOURCES CORPORATION

NOTICE OF THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 16, 2026

NOTICE is hereby given by the Concerned Shareholder that an annual general meeting (the “Meeting”) of the holders of common shares (the “Shares”) of Gold Basin Resources Corporation (“Gold Basin” or, the “Company”) will be held in Vancouver, British Columbia, at 1200 Waterfront Centre, 200 Burrard St., on the 16th day of March, 2026 at 10:00 a.m. (Vancouver time) for the following purposes:

to receive and consider the audited financial statements of the Company for the fiscal year ended December 31, 2024, together with the independent auditor’s report thereon;

to appoint the auditors of the Company to hold office until the close of the next annual meeting and to authorize the directors of the Company to fix the remuneration to be paid to the auditors;

to consider and if thought advisable, to pass an ordinary resolution fixing the size of the Board at five (5) directors;

to consider and if thought advisable, to pass five (5) ordinary resolutions electing each of the following nominees as directors of the Board (the “Appointment Resolutions”):

John Robins
James Paterson
Shane Ebert
Mark Ernst
Jordan Ross

to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

This solicitation of proxies is made by the Concerned Shareholder. THIS SOLICITATION OF PROXIES IS MADE BY AND ON BEHALF OF CANEX METALS INC.

The record date for determination of Shareholders entitled to receive notice of and to attend and vote at the Meeting is February 23, 2026 (the “Record Date”). Only Shareholders whose names have been entered in the register of Shareholders at the close of business on that date will be entitled to receive notice of and to vote at the Meeting. A Shareholder may attend the Meeting in person or may be represented by Proxy. Shareholders who are unable to attend the Meeting or any adjournment thereof in person are requested to date, sign and return the accompanying form of proxy for use at the Meeting or any adjournment thereof.

If you are a registered Shareholder we encourage you to vote by completing the enclosed GOLD form of proxy. You should specify your choice by marking the box on the enclosed form of proxy and by dating, signing and returning your proxy by mail utilizing the enclosed return envelope addressed to Laurel Hill Advisory Group, 70 University Avenue, Suite 1440, Toronto ON M5J 2M4, or by scanning and emailing your completed GOLD form of proxy to assistance@laurelhill.com at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment or postponement thereof, at which the proxy is to be used. In this case, assuming no adjournment or postponement of the Meeting, the proxy cut-off time is on Thursday, March 12, 2026 at 10:00 a.m. (Vancouver Time). Please do this as soon as possible. Voting by proxy will not prevent you from voting in person if you wish to attend the Meeting in person and revoke your proxy, but will ensure that your vote will be counted if you are unable to attend.

If you are not registered as the holder of your Shares but hold your Shares through a broker or other intermediary, you should follow the instructions provided by your broker or other intermediary in order to vote your Shares. See the section in the Dissident Circular entitled “Proxies and Voting Rights” for further information on how to vote your Shares.

DATED at Vancouver, British Columbia this 23rd day of February, 2026.

ON BEHALF OF THE CONCERNED SHAREHOLDER

(Signed) “Shane W. Ebert”
Dr. Shane W. Ebert, P. Geo.
President and Chief Executive Officer CANEX Metals Inc.